March 15, 2022 Mill Road Capital, Owner of 5% of Big Lots, Believes Management Has Done a Great Job but Current Public Valuation Ignores Recent Improvement and Positive Long-Term Outlook, Therefore Board Should Pursue Sale Process to Maximize Present Value of $55-$70 per Share for Shareholders Dear Fellow Shareholders, As one of the largest shareholders of Big Lots, we believe the company’s management team has successfully executed a strategic plan over the last several years which has materially improved the company’s long-term outlook and underlying value. Specifically, management has: - Improved the company’s merchandise assortment and sales productivity with ongoing mix optimization of treasure hunt items and standout bargains in addition to essential products - Expanded Big Lots’ owned brands such as Broyhill (over $700 million in sales) and Real Living (over $600 million in sales) which enable the company to offer customers compelling value at attractive margins. Management believes that both brands can exceed $1 billion in annual sales over time - Achieved eCommerce sales penetration in excess of 5% in Fiscal 2021, more than triple the level achieved in Fiscal 2019, and which management believes can grow to 10% -15% over time
- Grew Big Lots’ loyalty rewards program to approximately 22 million members, a roughly 3 million member increase relative to Fiscal 2019’s level, which represents a larger base of future customers who are more likely to be repeat shoppers
- Increased Big Lots’ Fiscal 2021 organic sales base by 13% relative to Fiscal 2019 which represents an increase that management expects to retain - Monetized the company’s owned distribution centers for $725 million which, when combined with internal cash generation, has facilitated a net cash balance sheet position and approximately $600 million of share repurchases during the last two years Big Lots’ management team not only successfully executed on its strategic plan during the COVID pandemic but has also recently communicated a compelling future growth plan. More specifically, in January 2022 Big Lots announced a long-term growth and margin outlook which implies an approximately 150% - 320% increase in annual operating income1. The company reaffirmed this long-term outlook on March 3rd. As components of this plan, Big Lots intends to generate consistent low single-digit annual comparable sales growth and open over 500 new units over the next roughly five years which implies a mid-single-digit annual square footage growth tailwind. Management has also identified 100 - 200 basis points of gross margin expansion potential through pricing & promotion optimization, improved space planning, product mix evolution, shrink reduction, and supply chain normalization. The combination of enhanced sales productivity, continued eCommerce expansion, meaningful new store growth, and multiple profit margin expansion initiatives creates an attractive multiyear sales and earnings growth outlook.
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We are very pleased that Big Lots’ management and board clearly have confidence in the long-term outlook for the business as demonstrated by recently communicated financial objectives and a large share repurchase program. We are highly disappointed, however, that the company’s current public market valuation fails to recognize management’s recent execution and ability to drive future growth. The company’s current share price of $31.99 implies a Total Enterprise Value / Consensus Fiscal 2022 EBITDA multiple2 of 2.6x which in our view fails to reflect the company’s growth potential, recession-resistant business model and remaining owned real estate value, especially when taking into account that the company’s Consensus Fiscal 2022 EBITDA estimate is burdened by abnormally high freight expense which is likely to normalize over time. Pro forma for an assumed $300 million3 sale leaseback of Big Lots’ owned real estate, the company currently trades at an even lower multiple of 2.0x Total Enterprise Value / Pro Forma Consensus Fiscal 2022 EBITDA4. As can be seen below, relative to the average valuation multiple of other publicly traded discount / off-price retailers Big Lots’ current valuation multiple represents an approximately 80% discount despite the company having generated cumulative organic sales growth over the past three years that is in line with the peer group average. As a result of this strong recent sales performance, Big Lots’ current organic sales base is approximately 13% higher than it was in Fiscal 2019, a level which management expects to retain based on the company’s Fiscal 2022 full year sales outlook. Additionally, the company’s balance sheet has a net cash position with significant available liquidity to continue repurchasing stock at accretive levels. Big Lots’ current share price also implies a 3.8% dividend yield. Despite these factors, approximately 29% of Big Lots’ outstanding shares are currently sold short which further underscores the public market’s lack of confidence in the company’s outlook. Same Store Sales % Growth & Valuation Multiple: BIG vs. Discount / Off-Price Retailers Same Store Sales Growth %      FY 2019     FY 2020 Actual / Consensus FY 2021 Guidance / Consensus FY 2022 Cumulative FY ‘19-’21 Long-Term Guidance TEV/ Consensus FY 2022 EBITDA Big Lots    0.3% 16.1% -2.5% ~ o.o% 13.5% + LSDAnnual 2.0x / 2.6x Burlington Stores    2.7% NA15.0%-3.1%NA13.4x Dollar General    3.9% 16.3%-2.7%2.1%17.6%12.7x Dollar Tree    1.8% 6.1%1.0%4.0%9.1%11.3x Ollie’s Bargain Outlet Holdings    -2.1% 15.6%-9.0%0.0%2.9%9.2x Ross Stores    3.0% NA13.0%2.3%NA9.9x The TJX Companies    4.0% -4.0%15.0%5.5%14.8%11.4x Discount / Off-Price Retailer Average     11.1% 11.3x Source: Company Reports, Capital IQ. Big Lots’ FY 22 same store sales growth based on management outlook provided 3/3/22. Trading data as of 3/14/22. Note: Big Lots’ valuation multiple of 2.6x excludes owned real estate value; 2.0x assumes $300mm sale leaseback (5240mm after-tax) at 6.75% cap rate. Page 2 of 5

Despite the public market’s unwillingness to recognize the recent improvement that management has driven in Big Lots’ business, we believe there is a universe of well-capitalized buyers with long-term capital that would reward Big Lots’ shareholders with a large premium to the company’s current share price level due to the following factors: 1) Opportunity to increase operating income by more than 100% over the next five years1 2) A current valuation of 2.6x EBITDA which ignores the company’s long-term growth potential2 3) Owned real estate value which could exceed $300 million in a sale leaseback transaction3 4) Attractive low-cost transaction financing given company’s recession-resistant business model 5) Track record of resilience during challenging economic environments as demonstrated by positive same store sales growth generated during the 2008-2009 and 2020 U.S. recessions As evidence of the company’s low-cost debt capacity, in September 2021 Big Lots successfully raised a $600 million undrawn senior unsecured revolving credit facility with an interest rate level in the low single-digits (LIBOR + 1.375% rate at closing) with an optional $300 million incremental uncommitted credit facility. Full use of the facility would imply $900 million in funded debt at a low single-digit interest rate with a funded debt to Consensus Fiscal 2022 EBITDA ratio of 2.7x. In addition, a sale leaseback of Big Lots’ owned real estate would provide further transaction financing at a modest cost and would effectively unlock a value arbitrage by selling a non-core asset at what is likely to be a double-digit multiple of EBITDA. As a reminder, in 2020 the company achieved a 6.9% capitalization rate on the sale leaseback of its distribution centers. Achievement of a similar or better capitalization rate on the sale leaseback of the company’s owned stores (the majority of which are located in California) and corporate headquarters would imply a pre-tax real estate sale multiple in excess of 14x EBITDA, and incremental rent from such a transaction would be deductible for tax purposes. Illustratively, if one were to simply assume full use of the company’s existing debt facility plus estimated after-tax proceeds from a potential sale leaseback of the company’s owned real estate, the result is over $1.1 billion of low-cost financing that could be used to finance an acquisition of the company3 (excluding new equity capital). To put that figure into context, Big Lots’ current total enterprise value is approximately $860 million2. More attractive actual acquisition financing structures than this illustrative example may become available to credible buyers in a formal and competitive sale process. Consequently, we believe the likely ample availability of low-cost transaction financing combined with Big Lots’ earnings growth potential would enable potential buyers to offer a substantial premium to the company’s current share price and still achieve an attractive investment return on equity capital deployed. Page 3 of 5

Big Lots Valuation ($ in Millions) % Premium to Current Share Price (3/14/22)    72% 80% 88% 95% 103% 111% 119% Valuation: Excluding Sale leaseback     Offer Price per Share    $55.00 $57.50 $60.00 $62.50 $65.00 $67.50 $70.00 Implied Shares Outstanding at 1/29/22    28.5 28.528.528.528.528.528.5 Equity Value    $1,566 $1,637$1,708$1,779$1,850$1,922$1,993 Net Cash at 1/29/22    (50) (50)(50)(50)(50)(50)(50) Total Enterprise Value    $1,515 $1,587$1,658$1,729$1,800$1,871$1,942 (x) FY 2022E Consensus EBITDA    4.5x 4.7x4.9x5.1x5.3x5.6x5.8x (x) FY 2023E Consensus EBITDA    4.3x 4.5x4.7x4.9x5.1x5.3x5.5x Valuation: Including Sale leaseback     Offer Price per Share    $55.00 $57.50 $60.00 $62.50 $65.00 $67.50 $70.00 Implied Shares Outstanding at 1/29/22    28.5 28.528.528.528.528.528.5 Equity Value    $1,566 $1,637$1,708$1,779$1,850$1,922$1,993 Net cash at 1/29/22: PF for Sale Leaseback    (290) (290)(290)(290)(290)(290)(290) Total Enterprise Value    $1,275 $1,347$1,418$1,489$1,560$1,631$1,702 (x) FY 2022E Pro Forma Consensus EBITDA    4.0x 4.3x 4.5x 4.7x 4.9x 5.2x 5.4x (x) FY 2023E Pro Forma Consensus EBITDA    3.8x 4.1x 4.3x 4.5x 4.7x 4.9x 5.1x Note: Consensus FY 2022 and FY 2023 EBITDA estimates per Capital IQ As can be seen in the illustration above, after factoring in the estimated after-tax value of the company’s owned real estate which could be unlocked in a sale leaseback transaction, a purchase multiple range of 4.0x – 5.4x Fiscal 2022 Pro Forma Consensus EBITDA implies an offer price per share range of $55.00 - $70.00 per share, or a 72%- 119% premium to the company’s current share price5. We therefore believe there is a significant disconnect between the company’s current public market valuation and the price a well-capitalized buyer could pay to take the company private in a formal sale process. We also believe that the recent acquisition proposals received by Kohl’s Corporation (NYSE: KSS) support our view that there are currently credible buyers for retail assets that possess growth potential, attractive transaction financing, and a discounted valuation .Consequently, we strongly believe the best path to present value maximization for all shareholders is for Big Lots’ board of directors to engage an independent financial advisor in the near-term to actively solicit acquisition proposals for the company. We look forward to constructively discussing our views in greater detail with the company. Sincerely, Mill Road Capital Management LLC Page 4 of 5

Notes 1 Percent increase in annual operating income is based on long-term targets disclosed in Big Lots’ January 2022 Investor Presentation ($8-$10 billion of sales and 6%-8% operating margin) relative to Fiscal 2022 Consensus EBIT estimate of $191 million as of 3/14/22 per Capital IQ. 2 Total enterprise value based on Big Lots’ share price as of 3/14/22; balance sheet and shares outstanding are as of 1/29/22 and take into account the shares repurchased during the company’s 4th quarter of Fiscal 2021 as disclosed in a press release on 3/3/22. Consensus Fiscal 2022 EBITDA estimate of $336 million is as of 3/14/22 per Capital IQ. 3 Mill Road Capital estimate based on publicly disclosed information. Assumes $300 million sale leaseback transaction with $240 million of after-tax proceeds and a 6.75% capitalization rate. 4 Balance sheet and shares outstanding as of 1/29/22 after taking into account the shares repurchased during the company’s 4th quarter of Fiscal 2021 as disclosed in a press release on 3/3/22. Multiple is pro forma for an assumed $300 million sale leaseback transaction. Total enterprise value is assumed to be reduced by $240 million of assumed after-tax cash proceeds, and Fiscal 2022 Consensus EBITDA estimate is assumed to be reduced by incremental rent from a sale leaseback transaction at an assumed 6.75% capitalization rate. 5 Premium range based on Big Lots’ share price as of 3/14/22; balance sheet and shares outstanding as of 1/29/22 after taking into account the shares repurchased during the company’s 4th quarter of Fiscal 2021 as disclosed in a press release on 3/3/22. Purchase multiple range is pro forma for an assumed $300 million sale leaseback transaction. Total enterprise value is assumed to be reduced by $240 million of assumed after-tax cash proceeds, and Fiscal 2022 Consensus EBITDA estimate is assumed to be reduced by incremental rent from a sale leaseback transaction at an assumed 6.75% capitalization rate. Page 5 of 5